Exhibit 10.12
AMENDMENT 2 TO EMPLOYMENT AGREEMENT
     AMENDMENT dated as of January 3, 2006 (“Amendment”) to that certain Employment Agreement (“Agreement”) dated as of September 6, 2000 by and between Aetna Inc., a Pennsylvania corporation, and John W. Rowe, M.D. (“Executive”) as amended as of June 27, 2003 (certain capitalized terms used herein being defined in Article 7 of the Agreement).
     WHEREAS, the Board and the Executive desire to plan for a successful transition of responsibilities and to amend the Agreement on the terms and conditions set forth below;
     WHEREAS, the Company and Executive desire to enter into this Amendment embodying the terms of such extension and amendment;
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Section 1.01 of the Agreement shall be deleted and replaced in its entirety as follows:
“SECTION 1.01. Position. On February 14, 2006 Executive’s title and job responsibilities shall be that of an executive officer Chairman of the Board.”
     2. Section 2 of the Amendment dated as of June 27, 2003 shall be deleted and replaced in its entirety as follows:
“Effective July 7, 2003, Executive’s Base Salary as referred to in Section 2.01 shall be increased by $100,000 to the annual rate of $1,100,000, payable in accordance with the payroll and administrative practices of the Company from time to time; provided, however, that such increase and any future increases shall be mandatorily deferred (but nevertheless remain eligible for benefits) until the later of (i) the date on which said amounts would be deductible by the Company under IRC Section 162(m), and (ii) the date or dates elected by Executive prior to the effective date of such increase (subject to the requirements of IRC Section 409A as applicable), but with respect to any salary above $1,000,000 earned on or after January 1, 2005, no date earlier than six months following Executive’s termination of employment, and said deferrals shall earn a rate of return in accordance with the Company’s deferral program applicable to the Company’s senior executive officers in effect from time to time.”
     3. Section 6.15(b) of the Employment Agreement shall be modified as follows: each reference to “two years after the termination of the Employment Term” shall be replaced with the phrase “three years after the termination of the Employment Term”, so that the two year nonsolicitation provisions contained therein shall be extended to three years. Similarly, Section 6.15(c)(i) of the Employment Agreement shall be modified to replace the reference to “one year after the termination of the Employment Term” with the phrase “three years after the termination of the Employment Term”, so that the one year non-compete provision contained therein shall be extended to three years. In consideration of these extensions, the Company shall pay the Executive on each of first, second and third anniversaries of his termination of employment due to “Retirement” the amount of $150,000. The phrase “Retirement” as used herein shall mean termination of employment by Executive provided that the Executive’s age and completed years of service total 65 or more points at such termination. In addition, if Executive’s Consultancy pursuant to Section 5 of the Consulting Agreement (described below) is extended for either one or two years past the initial three-year term of the consultancy, the Executive shall be entitled to an additional $150,000 (payable on the fourth and fifth anniversary of his termination of employment due to Retirement) in consideration for each year in which the nonsolicitation and non-compete covenants contained in

Section 6.15(b) and 6.15(c)(i) of the Employment Agreement are renewed concurrent with the renewal (if any) of the Consultancy term. Notwithstanding anything herein to the contrary, should the non-compete agreement described in this Section 3 be terminated prior to the time any annual $150,000 payment is due, the Company shall pay the Executive a pro-rated amount for each full month for which the Executive was subject to the non-compete during such annual period. For avoidance of doubt, the parties agree that this Section 3 of the Amendment 2 to the Employment Agreement, together with Sections 6.15 and 6.16 of the Employment Agreement, shall survive the Executive’s termination of employment and expiration of the Employment Term.
     4. Effective upon the termination of the Executive’s employment due to Retirement, the Company agrees to enter into a Consulting Agreement on the terms, conditions and in the form attached hereto as Exhibit A which is incorporated herein and made a part hereof.
     5. In the event the Executive terminates his employment due to Retirement prior to the end of a fiscal year, he shall be entitled to a pro-rata annual bonus for performance related to such fiscal year, calculated (consistent with historical practices) and paid at the same time as the Company makes such calculations and payments to other senior executives of the Company.
     6. Upon Executive’s Retirement, the parties agree that all rights and obligations contained in the Agreement shall be extinguished, except as provided in this Amendment 2 and as provided in Sections 5.01 (Successors), 5.02 (Assignment by Executive), 6.02 (Legal Fees and Expenses), 6.03 (Arbitration), 6.05 (Non-Exclusivity of Benefits), 6.07 (Mitigation), 6.12 (Governing Law), 6.14 (Indemnification), 6.15 (Nondisclosure, Nonsolicitation, Noncompete, and Nondisparagement) and 6.15 (Material Inducement; Specific Performance), all of which shall survive the Executive’s termination of employment and expiration of the Employment Term until the later of (i) the three year anniversary from date of Executive’s termination of employment, and (ii) the expiration of the Consultancy term.
     7. Notwithstanding anything to the contrary, to the extent necessary to comply with Section 409A of the Internal Revenue Code, payments to be made following termination of employment and entry into the Consulting Agreement shall not be paid until the six month anniversary of the Consultant’s termination of employment.
     Except as modified above, all of the provisions, terms and conditions of the Agreement remain in full force and effect.
     IN WITNESS WHEREOF, the Company and Executive have executed this Amendment, to be effective as of the day and year first written above.

JOHN W. ROWE, M.D.	AETNA INC.

/s/ John W. Rowe	By:	/s/ Elease E. Wright Elease E. Wright
Title: Senior Vice President HR

Exhibit A: Form of Consulting Agreement
Exhibit A
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is made as of the                      day of                     , 2006, by and between Aetna Inc. (“Company”) and John W. Rowe, M.D. (“Consultant”). The parties hereto agree as follows:
     1. Engagement. Company hereby engages Consultant and Consultant hereby agrees to render at the request of the Company’s Chief Executive Officer or Board of Directors, upon reasonable notice, independent consulting services for Company on matters of an executive and/or high level nature, including but not limited to design and analysis of Company’s experience with various products and strategies including consumer-directed health plans, Aexcel networks, Chairman initiatives, Medicare, pharmaceutical programs, wellness programs, and other business matters as agreed by the parties. At the Company’s request, Consultant will collaborate with the Company on presentation and publication of the results of these analyses for use by the Company, internally or externally. In addition, at the Company’s request, Consultant shall serve as a director of the Aetna Foundation, Inc. and continue to participate in specific community activities, including Board-related service, as requested by Company and agreed to by Consultant. In this engagement and all activities hereunder, Consultant shall serve as an independent contractor and not an employee of Company, as further explained in Section 6 below.
     2. Term. The term of this Agreement shall begin as of [                    , 2006] and shall terminate on [                    , 2009], unless terminated earlier or extended pursuant to Section 5 of this Agreement.
     3. Compensation. As compensation for all services rendered by Consultant under this Agreement, Company shall pay Consultant at a per diem rate of $4,000 per day and at $2,000 per half-day for consulting services excluding any community-related efforts or service as a board director of a charitable or not-for-profit entity, subject to the provisions of Section 5 of this Agreement. All such compensation shall be payable without deduction, including no deduction for federal income, social security, or state income taxes. All applicable taxes shall be the responsibility of Consultant. Company also shall pay all travel-related expenses of Consultant for such consulting services including all community-related efforts performed at Company’s and/or Aetna Foundation Inc.’s request. In connection with any consulting assignment hereunder, (i) Consultant shall have full access (on the same basis then applicable to senior executives of the Company) to the Company’s travel facilities (e.g., car, driver, aircraft and helicopter services), (ii) Company shall provide an office with appropriate support services for Consultant at Company’s facilities in either New York or Boston (at Consultant’s election), unless Consultant assumes another professional position that provides office and support services, provided, however, that if Company does not maintain facilities in the city in which Consultant desires to work, it shall provide Consultant facilities at another location in such city, and (iii) Company shall provide Consultant with computers (including upgrades), software, printers, monitors and access to information technology and communications support staff (on the same basis as such items and support are made available to senior executives of the Company) in his office and at his two principal residences.
     4. Performance of Duties. Consultant shall render services conscientiously and shall devote his best efforts and abilities thereto, at such times during the term hereof, and in such manner, as Company and Consultant shall mutually agree, not to exceed 25 full days per calendar quarter, it being acknowledged that Consultant’s services shall be performed at such places and at such times as are reasonably convenient to Consultant, upon reasonable notice. Consultant shall observe all policies and directives promulgated from time to time by Company.

     5. Termination. This Agreement will terminate by either party upon reasonable notice to the other. This Agreement also will terminate on Consultant’s death or, upon Consultant’s acceptance of an academic or government position, upon Consultant’s request. The term of this Agreement may be extended for two additional one-year periods on the same terms and conditions upon mutual agreement of Consultant and Company. Consultant’s obligations under Section 7 (Confidential Information), Section 8 (Return of Confidential Information and Other Company Property), Section 9 (Rights of Authorship), Section 10 (Remedy), Section 11 (Arbitration) and Section 12 (Miscellaneous) shall survive termination hereof.
     6. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. Company shall carry no workers’ compensation insurance or any health or accident insurance (other than standard Aetna retiree medical care benefits to which the Consultant is otherwise entitled) to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship. Company shall, however, pay all expenses associated with the arrangement contemplated herein, including but not limited to advice, consulting, negotiation and preparation of documents memorializing such arrangement.
     7. Confidential Information. Consultant desires to act as a consultant to Company and he understands and agrees that his duties for the Company in the past have required, and his consulting duties may require, access to Confidential Information of a competitive nature, which Company makes available only to select persons who have a need to know such confidential information, and/or information subject to the attorney-client and work product privileges. Consultant understands and agrees that for purposes of this Agreement, “Confidential Information” includes all trade secrets and all information furnished by Company to Consultant, or to which Consultant gains access during the course of his or her consulting relationship with Company, which is either non-public, confidential or proprietary in nature, including, but not limited to financial statements, client lists or information, supplier lists or information, subcontractor lists or information, prospect lists or information, information pertaining to Company’s channels of distribution, marketing, work product, pricing policy and records, sales representative commission policy, sales volume by products, customer or geographic area, personnel history, accounting procedures, invoice forms, contracts, leases, business plan, information about the structure and marketing of the Company’s products and policies, revenue and/or commission information, commission percentages, rating discounts and/or client costs, products, inventions, services, pricing, databases, lead generation sources, debt information, employment manuals, employee benefit cards, employee benefit statements, computer systems, software, computer hardware, computer codes, passwords, programs and formula, technology, designs, secret processes, proprietary or technical information, procedures or manuals, trademarks or copyrighted material in use or under consideration for use, together with analyses, proposals, compilations, forecasts, studies, or other documents or work product prepared by Company, its agents, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information. Consultant will not retain, use or disclose, directly or indirectly, any of Company’s Confidential Information. Consultant recognizes that this Confidential Information is a unique asset of Company, developed and perfected over a considerable time and at substantial expense to Company and the disclosure of which may cause injury, loss of profits and loss of goodwill to Company. Consultant agrees to protect the confidentiality of all Confidential Information during the term of this Agreement and thereafter. Consultant agrees to keep all documents containing or referring to Confidential Information in secure locations and not to duplicate, use or reveal to third parties any Confidential Information except as necessary for the business purposes of Company. Consultant agrees to inform all other persons to whom the Confidential Information might be disclosed or made available of Company’s proprietary interest and of the recipient’s obligations under this Agreement and to take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information. Notwithstanding the foregoing, however, “Confidential Information” shall not include such information that the Consultant is required by law or a governmental agency to disclose, or information that has come into the public domain by means other than breach of this Agreement.

     8. Return of Confidential Information and Other Company Property. Consultant acknowledges that all papers, photographs and apparatus related to the business of Company, including those prepared or made by Consultant, including but not limited to the Confidential Information, shall be and remain at all times the property of Company. When the consulting relationship with the Company terminates for any reason, or upon request by Company, Consultant will promptly deliver (within five calendar days) to Company all of Consultant’s files and copies thereof and other property of Company in the Consultant’s possession, including but not limited to any security pass or ID card, pagers, voice mail passwords or passcodes, company credit card, keys, computer disks and software, work product, brochures or customer data, all originals and copies of the Confidential Information and all originals and copies of documents relating to the Confidential Information.
     9. Rights of Authorship. Consultant acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
     10. Remedy. Consultant understands that Company would not have any adequate remedy at law for the material breach or threatened breach by the Consultant of Sections 7 (Confidential Information), 8 (Return of Confidential Information and Other Company Property) or 9 (Rights of Authorship) of this Agreement, and agrees that in the event of any such material breach or threatened breach, Company may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Consultant from the breach or threatened breach of such covenant(s).
     11. Arbitration. Any matter, controversy or claim arising out of or relating to this Agreement or to any breach of this Agreement, except claims set forth in Section 10 of this Agreement, as to which Company has elected to seek a court remedy, shall be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgments on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.
     12. Miscellaneous.
          (a) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Company or Consultant at the address set forth below to such other address as they shall notify each other in writing.
If to Company:
Chief Executive Officer
Aetna Inc.
151 Farmingdale Avenue
Hartford, CT 06156
With a copy to:
General Counsel
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
          If to Consultant: at Consultant’s last known address as reflected on the books and records of the Company

With a copy to:
Pearl Meyer & Partners
445 Park Avenue
New York, NY 10022
          (b) Assignment. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns. This Agreement shall not be assignable by Consultant.
          (c) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Connecticut in every respect, without regard to its rules regarding conflicts of law.
          (d) Headings. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there is any conflict between such numbers and headings and the text hereof, the text shall control.
          (e) Severability. If for any reason any portion of this Agreement shall be held invalid or unenforceable, the parties agree that it is their intent that such provision shall be enforced to the maximum extent possible under applicable law, and that the court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties, and that notwithstanding such invalidity, unenforceability or reformation of any provision, the remaining provisions of this Agreement shall remain in full force and effect.
          (f) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements between the parties, provided, however, that the parties acknowledge that certain provisions of the Employment Agreement dated as of September 6, 2000, as amended, may remain in effect as provided in such agreement and amendments thereto, during all or a portion of the term of this Agreement. No officer, employee, or representative of Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereof that is not contained herein, and Consultant represents and warrants that he has not executed this Agreement in reliance upon any such representation or promise. No modification, extension or renewal of this Agreement shall be valid unless made in writing and signed by the parties hereto.
          (g) Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.
          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

Aetna Inc.	John W. Rowe, M.D.

By:

Its:

Date:	Date: